EXHIBIT 23







                                              Consent of KPMG Peat Marwick LLP



The Board of Directors
AMCOL International


We consent to incorporation by reference in the registration statements Nos. 33-34109, 33-55540 and 33-73350 on Form S-8 of AMCOL International Corporation and subsidiaries of our report dated March 25, 1998, relating to the consolidated balance sheets of AMCOL International Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, retained earnings, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of AMCOL International Corporation.


/s/ KPMG Peat Marwick LLP


Chicago, Illinois
March 25, 1998